[Logo] Republic New York Corporation
New Release

For Immediate Release
NYSE Symbol: RNB
To request release by e-mail:maria.alba@rnb.com

Press Contact: J. Phillip Burgess (212) 525-6597
Investor Contact: Stephen J. Saali (212) 525-5593
Press Releases: http://www.rnb.com


               REPUBLIC SUCCESSION MANAGEMENT TEAM ANNOUNCED

New York - December 16, 1998: Walter H. Weiner, chairman and chief executive officer of Republic New York Corporation and Republic National Bank of New York, announced today the appointment of Republic's succession management team effective with the corporation's annual stockholders' meeting on April 21, 1999.

Mr. Weiner said, "At meetings today, the boards of directors of the corporation and the bank have confirmed that, at the annual stockholders' meeting in April, Dov C. Schlein (currently president of the bank and vice chairman of the corporation) will succeed Walter Weiner as chairman of the board and chief executive officer of both the corporation and the bank. The board also confirmed that Elias Saal, vice chairman of both the corporation and the bank, will succeed Mr. Schlein as president of the bank."

Effective immediately, Mr. Saal will become chairman of the corporation's and the bank's executive committees, and in April, Mr. Saal will also become president of the bank. In addition, effective immediately, Stephen
J. Saali, managing director of the corporation, will become president of the corporation, a vice chairman of the bank and a director of the corporation and the bank.

In making the announcement, Mr. Weiner said, "I believe that our ongoing profitability review is absolutely vital to the strong competitive position of Republic as we approach the increasingly global and competitive marketplace of the twenty-first century. We expect the initial results of this review to be sufficiently complete to be announced during the first quarter of 1999. With the profitability review firmly on track, I have concluded that this is an appropriate time for the next generation of management leadership to assume executive responsibility at Republic. Accordingly, I have advised Edmond J. Safra and our boards that I will concentrate on working with the successor team to assure an orderly transition."

Edmond J. Safra, founder and honorary chairman of Republic said, "Walter and I have forged a unique relationship over the past 25 years. He has been among the wisest and most trusted of my colleagues, advisers and friends. Although he has decided to turn over day-to-day responsibilities at Republic, it will not affect our relationship, and he will continue to work with me as a consultant and as a member of the boards of directors of the corporation, the bank and Safra Republic Holdings. We will also pursue other personal and financial interests together. He will be president of the Safra and Beit Yaacov Foundations and participate in other philanthropic entities that I support. I am confident that the new management team will insure that the organization will thrive in the next century."

                              ####

BIOGRAPHICAL INFORMATION ON REPUBLIC EXECUTIVE MANAGEMENT


WALTER H. WEINER

Walter H. Weiner, 68, has been chairman and chief executive officer of Republic New York Corporation and Republic National Bank of New York since 1980. Mr. Weiner is a director of Safra Republic Holdings, a European private banking group of which Republic New York Corporation owns approximately 49 percent. Prior to joining Republic, Mr. Weiner was a senior partner in the New York law firm of Kronish Lieb Weiner & Hellman for 15 years.

Mr. Weiner received a B.A. degree and a J.D. degree from the University of Michigan. He serves on the Board of Visitors of the University of Michigan law school.

During Mr. Weiner's tenure as Republic's chairman, total assets have grown from $6.4 billion to $50.4 billion; stockholders' equity has grown from $259.7 million to $3.0 billion; the number of branches have increased from 36 to 104, and the number of employees has risen from 2,000 to 6,000.

DOV C. SCHLEIN

Dov C. Schlein, 51, became president of Republic National Bank of New York and a vice chairman of Republic New York Corporation in 1986. He was elected a director of both the corporation and the bank in 1987. Mr. Schlein joined Republic in 1976 as vice president of the operations review department. During the following 10 years, he was in charge of various bank functions leading up to his becoming executive vice president and chief operating officer. Prior to his tenure with the bank, Mr. Schlein spent six years with KPMG Peat Marwick LLP, overseeing and participating in numerous audit engagements including financial institutions.

Mr. Schlein received his Bachelor's degree and Master's degree in business administration from Baruch College. He is a member of both the American Institute of CPAs and of the New York State Society of CPAs. Other professional memberships include the Economics Club of New York and the Bankers Roundtable. Mr. Schlein also serves on the boards of several charities.

ELIAS SAAL

Elias Saal, 46, was elected a director and vice chairman of the board of Republic National Bank of New York and Republic New York Corporation in 1995. He joined Republic in 1982 as a trader. At the end of 1985, he opened Republic's office in Uruguay and served as chief executive officer of that office. He became general manager of Republic's Buenos Aires office and regional manager for Uruguay and Argentina in 1988. He was transferred to Europe at the end of 1991. Based in Milan, he served as regional manager for continental Europe. He also served as president of Republic New York Finanzaria. During his tenure in Milan, Mr. Saal taught in the MBA program at the American University. In 1994, he joined Safra Republic Holdings, S.A., a European private banking group of which Republic New York Corporation owns approximately 49 percent, as a general manager and member of the executive committee of Republic National Bank of New York (Suisse), Geneva, while retaining his positions at Republic National Bank of New York.

Prior to joining Republic, Mr. Saal had worked with the Bank of Israel. He also taught at Hebrew University in Jerusalem. He received his Bachelor and Master of Arts degrees in economics from Hebrew University and attended the Ph.D. program in economics at the University of Chicago. Mr. Saal taught at the St. Xavier University MBA program and lectured for the American Chamber of Commerce, both in Italy, and for government-owned institutions in Latin America.

STEPHEN J. SAALI

Stephen J. Saali, 34, became managing director of Republic New York Corporation in 1997. He joined Republic in 1988 as a member of its management training program. Over the last 10 years, Mr. Saali has received seven promotions. During this time, he has played a key role in all of Republic's major acquisitions and has been directly responsible for raising more than $4 billion of capital. His other activities have included corporate development and investor relations. Prior to joining Republic, Mr. Saali worked at Salomon Brothers.

Mr. Saali received his Bachelor's degree from Brown University with a dual major in economics and organizational behavior. He received his Master's degree in business administration from Columbia University with a dual major in international business and finance. Mr. Saali actively participates in several charities.

                               -3-